EXHIBIT 99-b.8.58
PARTICIPATION AGREEMENT
Among
ING LIFE INSURANCE AND ANNUITY COMPANY,

RELIASTAR LIFE INSURANCE COMPANY,

PIMCO Variable Insurance Trust,
and
PA DISTRIBUTORS LLC

ING Life Insurance and Annuity Company, ReliaStar Life Insurance Company (together with ING Life Insurance and Annuity Company, "ING"), PIMCO Variable Insurance Trust (the "Fund") and PA Distributors LLC (the "Underwriter") hereby agree to an arrangement (the "Agreement") whereby the Fund shall be made available to serve as underlying investment media for Variable Annuity or Variable Life Contracts ("Contracts") to be issued by ING.

1.	Establishment of Accounts; Availability of Fund; Diversification and Qualification.

(a) ING Life Insurance and Annuity Company represents that it has established Variable Annuity Accounts B, C, D and F and Variable Life Accounts B and C and may establish such other accounts as may be set forth in Schedule A attached hereto and as may be amended from time to time with the mutual consent of the parties hereto (the "Accounts"), each of which is a separate account under Connecticut Insurance law, and has registered or will register each of the Accounts (except for such Accounts for which no such registration is required) as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"), to serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by ING to an Account for investment in the shares of one of more specified open-end management investment companies available through that Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the participant or Contract owner, as applicable under a particular Contract.

(b) ReliaStar represents that it has established Separate Account N and may establish such other accounts as may be set forth in Schedule A attached hereto and as may be amended from time to time with the mutual consent of the parties hereto (the "Accounts"), each of which is a separate account under Minnesota Insurance law, and has registered or will register each of the Accounts (except for such Accounts for which no such registration is required) as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"), to serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by ReliaStar to an Account for investment in the shares of one of more specified open-end management investment companies available through that Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the participant or Contract owner, as applicable under a particular Contract.

(c) The Fund and the Underwriter represent and warrant that the investments of the series of the Fund (each designated a "Portfolio") specified in Schedule B attached hereto (as may be amended from time to time with the mutual consent of the parties hereto) will at all times be adequately diversified within the meaning of Section 817(h) of the Internal Revenue Service Code of 1986, as amended (the "Code"), and Treasury Regulation Section 1.817-5 and any Treasury interpretations thereof, and that at all times while this agreement is in effect, all beneficial interests will be owned by one or more insurance companies or by any other party permitted under Section 1.817-5(f)(3) of the Regulations promulgated under the Code or by the successor thereto, or by any other party permitted under a Revenue Ruling or private letter ruling granted by the Internal Revenue Service.

(d) ING represents that the Contracts are currently, and at the time of issuance shall be, treated as life insurance or annuity insurance contracts, under applicable provisions of the Code, and that it will make every effort to maintain such treatment, and that it will notify the Fund and the Underwriter immediately upon having a reasonable basis for believing the Contracts have ceased to be so treated or that they might not be so treated in the future. ING agrees that any prospectus offering a contract that is a "modified endowment contract" as that term is defined in Section 7702A of the Code (or any successor or similar provision), shall identify such contract as a modified endowment contract.

2. Sale of Fund Shares; Pricing Information; Orders; Settlement.

(a) The Fund has granted the Underwriter exclusive authority to distribute the Fund's shares, and has agreed to instruct, and has so instructed, the Underwriter to make available to ING for purchase on behalf of the Accounts, shares of the Portfolios listed in Schedule B to this Agreement. Such Portfolios shall be made available to ING in accordance with the terms and provisions of this Agreement until this Agreement is terminated pursuant to Section 5 or the Underwriter suspends or terminates the offering of Shares of the Portfolios thereof, if such action is required by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Board acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, suspension or termination is necessary in the best interests of the shareholders of the Portfolios.

(b) The Fund will make Fund shares available to be purchased by ING, and will accept redemption orders from ING, on behalf of each Account at the net asset value applicable to each order on those days on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC (a "Business Day"). Fund shares shall be purchased and redeemed in such quantity and at such time determined by ING to be necessary to meet the requirements of those Contracts for which the Fund serves as underlying investment media, provided, however, that the Board of Trustees of the Fund (hereinafter the "Trustees") may upon reasonable notice to ING, refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees, acting in good faith and in the best interests of the shareholders of any Portfolio and is acting in compliance with their fiduciary obligations under federal and/or any applicable state laws.

(c) The Fund will provide to ING closing net asset value, dividend and capital gain information at the close of trading each day that the New York Stock Exchange (the "Exchange") is open (each such day a "Business Day"), and shall use best efforts to make it available no later than 7:00 p.m. East Coast time on such Business Day. ING will send via facsimile or electronic transmission to the Fund or its specified agent orders to purchase and/or redeem Fund shares by 9:00 a.m. East Coast Time the following business day. Payment for net purchases will be wired by ING to an account designated by the Fund to coincide with the order for shares of the Fund.

(d) The Fund hereby appoints ING as its agent for the limited purpose of accepting purchase and redemption orders for Fund shares relating to the Contracts from Contract owners or participants. Orders from Contract owners or participants received from any distributor of the Contracts (including affiliates of ING) by ING, acting as agent for the Fund, prior to the close of the Exchange and prior to the time that the Fund ordinarily calculates its net asset value as described from time to time in the Fund Prospectus (which as of the date of execution of this Agreement is 4:00 p.m. Eastern Time) on any given business day will be executed by the Fund at the net asset value determined as of the close of the Exchange on such Business Day, provided that the Fund receives written (or facsimile) notice of such order by 9 a.m. East Coast Time on the next following Business Day.

(e) Payments for net redemptions of shares of the Fund will be wired by the Fund to an account designated by ING, and payments for net purchases of the Fund will be wired by ING to an account designated by the Fund. Payments for net redemptions and net purchases will be made on the same Business Day as the order to purchase or redeem Fund shares. Payments shall be in federal funds transmitted by wire.

(f) In lieu of applicable provisions set forth in paragraphs 2(b) through 2(e) above, the parties may agree to provide pricing information, execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation's Fund/SERV system in which case such activities will be governed by the provisions set forth in Exhibit I to this Agreement.

(g) Each party has the right to rely on information or confirmations provided by the other party (or by any affiliate of the other party), and shall not be liable in the event that an error is a result of any misinformation supplied by the other party.

(h) ING agrees to purchase and redeem the shares of the Portfolios named in Schedule B offered by the then current prospectus and statement of additional information of the Fund in accordance with the provisions of such prospectus and statement of additional information. ING shall not permit any person other than a Contract owner or Participant to give instructions to ING which would require ING to redeem or exchange shares of the Fund. This provision shall not be construed to prohibit ING from substituting shares of another fund, as permitted by law.

(i) Issuance and transfer of Fund shares shall be by book entry only. Stock certificates will not be issued to ING or to an Account. Purchase and redemption orders for Fund shares shall be recorded in an appropriate ledger for the Account or the appropriate subaccount of the Account.

(j) The parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Fund's shares are sold to other insurance companies and the cash value of the Contracts may be invested in other investment companies.

(k) ING shall not, without prior notice to the Underwriter (unless otherwise required by applicable law), take any action to operate an Account as a management investment company under the 1940 Act.

(l) ING shall not, without prior notice to the Underwriter (unless otherwise required by applicable law), induce Contract Owners to change or modify the Fund or change the Fund's distributor or investment adviser.

3. Expenses.

(a) Except as otherwise provided in this Agreement, all expenses incident to the performance by the Fund under this Agreement shall be paid by the Fund, including the cost of registration of Fund shares with the Securities and Exchange Commission (the "SEC") and in states where required. The Fund and Underwriter shall pay no fee or other compensation to ING under this Agreement, and ING shall pay no fee or other compensation to the Fund or Underwriter, except as provided herein and in Schedule C attached hereto and made a part of this Agreement as may be amended from time to time with the mutual consent of the parties hereto. All expenses incident to performance by each party of its respective duties under this Agreement shall be paid by that party, unless otherwise specified in this Agreement.

(b) The Fund or the Underwriter shall provide to ING Post Script files of periodic fund reports to shareholders and other materials that are required by law to be sent to Contract owners. In addition, the Fund or the Underwriter shall provide ING with a sufficient quantity of its prospectuses, statements of additional information and any supplements to any of these materials, to be used in connection with the offerings and transactions contemplated by this Agreement. In addition, the Fund shall provide ING with a sufficient quantity of its proxy material that is required to be sent to Contract owners. The Fund shall be permitted to review and approve the typeset form of such material prior to such printing provided such material has been provided by the Fund to ING within a reasonable period of time prior to typesetting.

(c) In lieu of the Fund's or Underwriter's providing printed copies of prospectuses, statements of additional information and any supplements to any of these materials, and periodic fund reports to shareholders, ING shall have the right to request that the Fund transmit a copy of such materials in an electronic format (Post Script files), which ING may use to have such materials printed together with similar materials of other Account funding media that ING or any distributor will distribute to existing or prospective Contract owners or participants.

4. Representations and Warranties

(a) ING represents and warrants (i) that the Contracts are registered under the 1933 Act (unless exempt therefrom) or will be so registered before the issuance thereof, (ii) that the Contracts will be issued in compliance in all material respects with all applicable federal and state laws and (iii) that ING will require of every person distributing the Contracts that the Contract be offered and sold in compliance in all material respects with all applicable federal and state laws. ING Life Insurance and Annuity Company and ReliaStar Life Insurance Company further represent and warrant that they are insurance companies duly organized and validly existing under applicable law and that they have legally and validly authorized each Account as a separate account under Connecticut Insurance Law and Minnesota Insurance Law, respectively, and have registered or, prior to the issuance of any Contracts, will register each Account (unless exempt therefrom) as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a separate account for their Contracts, and that they will maintain such registrations for so long as any Contracts issued under them are outstanding. ING also represents and warrants that it and each Account are Qualified Persons.

(b) The Fund represents and warrants that shares of any Portfolio sold pursuant to this Agreement shall be registered under the 1933 Act and duly authorized for issuance in accordance with applicable law and that the Fund is and shall remain registered under the 1940 Act for so long as the shares are sold.

(c) The Fund represents and warrants that each Portfolio invested in by an Account is currently qualified as a "regulated investment company" under Subchapter M of the Code, that it will maintain such qualification under Subchapter M (or any successor or similar provisions) and will notify ING immediately upon having a reasonable basis for believing any Portfolio has ceased to so qualify or might not so qualify in the future.

(d) The Fund makes no representations as to whether any aspect of its operations, including, but not limited to, investment policies, fees and expenses, complies with the insurance and other applicable laws of the various states.

(e) The Fund represents that to the extent that it decides to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act, it will have a board of trustees, a majority of whom are not interested persons of the Fund, to formulate and approve any plan under Rule 12b-1 to finance distribution.

(f) The Underwriter represents and warrants that it is duly registered as a broker-dealer under the 1934 Act, a member in good standing of the NASD, and duly registered as a broker-dealer under applicable state securities laws. The Underwriter further represents that its operations are in compliance with applicable law, and it will distribute the Fund's shares in accordance with applicable state and federal securities laws.

(g) The Fund and the Underwriter represent and warrant that all of their trustees/directors, officers, employees, investment advisers, and other individuals or entities dealing with money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimum coverage as required currently by Rule 17g-1 under the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

(h) ING represents and warrants that all of its directors, officers, employees, and other individuals/entities employed or controlled by ING dealing with money and/or securities of the Account are covered by a blanket fidelity bond or similar coverage for the benefit of the Account, in an amount not less than $5 million. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company. ING agrees to hold for the benefit of the Fund and to pay to the Fund any amounts lost from larceny, embezzlement or other events covered by the aforesaid bond to the extent such amounts properly belong to the Fund pursuant to the terms of this Agreement. ING agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Fund and the Underwriter in the event that such coverage no longer applies,

(i) Each party represents and warrants that it shall comply with any applicable privacy and notice provisions of 15 U.S.C. Sections 6801-6827 and any applicable regulations promulgated thereunder (including but not limited to 17 C.F.R. Part 248) as they may be amended.

(j) Each party undertakes and agrees to comply, and to take full responsibility in complying with, any and all laws, regulations, protocols and other requirements relating to money laundering, both United States and foreign, including, without limitation, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (Title III of the USA Patriot Act), hereinafter, collectively with the rules, regulations and orders promulgated thereunder, the "Act," and any requirements and/or requests in connection therewith, made by regulatory authorities, the other party or their duly appointed agents, either generally or in respect of a specific transaction, and/or in the context of a "primary money laundering concern" as defined in the Act.

Each party agrees as a condition precedent to any transaction taking or continuing to be in effect, to comply with any and all anti-money laundering laws, regulations, orders or requirements, and without prejudice to the generality of the above, to provide regulatory authorities, the other party or their duly appointed agents, with all necessary reports and information for them to fulfill their obligations, if any, under the Act for the purposes of each party, or other third parties complying with any and all anti-money laundering requirements, including, without limitation, the enhanced due diligence obligations imposed by the Act, the filing of Currency Transaction Reports and/or of Suspicious Activity Reports obligations required by the Act, and/or the sharing of information requirements imposed by the Act.

In the event satisfactory reports and information are not received within a reasonable time period from the date of the request, each party reserves the right to reject any transaction and/or cease to deal with the other party.

Each party represents that it has not received notice of, and to its knowledge, there is no basis for, any claim, action, suit, investigation or proceeding that might result in a finding that it is not or has not been in compliance with the Act, and the rules and regulations promulgated thereunder. Each party agrees to notify the other party immediately if the representation in the previous sentence is no longer true or if it has reasonable basis for believing that such representation may no longer be true.

Further, ING represents and warrants that it has in place an anti-money laundering program consistent with the requirements of the Act.

(k) ING represents and warrants that (i) all transactions submitted with respect to a Business Day in accordance with Section 2 will be received in good order by ING prior to calculation of the NAV on that Business Day and will be processed by ING in compliance with Rule 22c-1 under the 1940 Act; and (ii) ING will provide the Fund or its agent with assurances regarding the compliance of its order handling with the requirements of Rule 22c-1 upon reasonable request.

(l) The parties acknowledge that market timing, short-term trading or excessive trading (hereinafter "market timing") may be harmful to the Portfolios. Each party represents and warrants that it has implemented policies and procedures reasonably designed to guard against market timing of the shares of the Portfolios. Each party further represents and warrants that it will follow any procedures set forth in the Agreement and its own internal policies and procedures regarding anti-market timing policies.

(m) ING acknowledges that, pursuant to Form 24F-2, the Fund is not required to pay fees to the SEC for registration of its shares under the 1933 Act with respect to its shares issued to an Account that is a UIT that offers interests that are registered under the 1933 Act and on which a registration fee has been or will be paid to the SEC (a "Registered Account"). ING agrees to provide the Fund each year within 60 days of the end of the Fund's fiscal year, or when reasonably requested by the Fund, information as to the number of shares purchased by a Registered Account and any other Account the interests of which are not registered under the 1933 Act. ING acknowledges that the Fund intends to rely on the information so provided and represents and warrants that such information shall be accurate.

5. Termination.

This agreement shall terminate as to the sale and issuance of new Contracts:

(a) at the option of either ING, the Underwriter or the Fund, upon sixty days advance written notice to the other parties;

(b) at the option of ING, upon one week advance written notice to the Underwriter and the Fund, if Fund shares are not available for any reason to meet the requirement of Contracts as determined by ING. Reasonable advance notice of election to terminate shall be furnished by Company;

(c) at the option of either ING, the Underwriter or the Fund, immediately upon institution of formal proceedings against the broker-dealer or broker-dealers marketing the Contracts, the Account, ING, the Fund or the Underwriter by the National Association of Securities Dealers, Inc. (the "NASD"), the SEC or any other regulatory body;

(d) upon the determination of the Accounts to substitute for the Fund's shares the shares of another investment company in accordance with the terms of the applicable Contracts. ING will give 60 days written notice to the Fund and the Underwriter of any decision to replace the Fund's' shares;

(e) upon assignment of this Agreement, unless made with the written consent of all other parties hereto;

(f) if Fund shares are not registered, issued or sold in conformance with Federal law or such law precludes the use of Fund shares as an underlying investment medium for Contracts issued or to be issued by ING. Prompt notice shall be given by the appropriate party should such situation occur.

6. Continuation of Agreement.

(a) Termination as the result of any cause listed in Section 5 shall not affect the Fund's obligation to furnish its shares to Contracts then in force for which its shares serve or may serve as the underlying medium ("Existing Contracts"), unless, at the request of the Underwriter, ING seeks and obtains an order pursuant to Section 26(b) of the 1940 Act to permit the substitution of other securities for the shares of the Portfolios or such further sale of Fund shares is prohibited by law or the SEC or other regulatory body, or is determined by the Fund's Board to be necessary to remedy or eliminate an irreconcilable conflict pursuant to Section 10 hereof.

(b) ING shall not redeem Fund shares attributable to the Contracts (as opposed to Fund shares attributable to ING's assets held in an Account) except: (i) as necessary to implement Contract Owner initiated or approved transactions, (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a "Legally Required Redemption"), (iii) upon 30 days prior written notice to the Fund and Underwriter, as permitted by an order of the SEC pursuant to Section 26(b) of the 1940 Act, but only if a substitution of other securities for the shares of the Portfolios is consistent with the terms of the Contracts, or (iv) as permitted under the terms of the Contract. Upon request, ING will promptly furnish to the Fund and the Underwriter reasonable assurance that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Notwithstanding any termination of this Agreement, each party's obligation under Section 9 to indemnify the other parties shall survive.

7. Prospectuses and Proxy Statements; Filed Documents; Proxy Voting

(a) At ING's request, the Fund will provide to ING additional copies of its financials as soon as they are reasonably available and at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports, proxy statements and all amendments or supplements to any of the above that relate to the Fund as soon as reasonably practicable after the filing of such document with the SEC or other regulatory authorities. At the Fund's request, ING will provide to the Fund at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, and all amendments or supplements to any of the above that relate to the Account promptly after the filing of such document with the SEC or other regulatory authority.

(b) The Fund's prospectus shall state that the current Statement of Additional Information ("SAI") for the Fund is available, and the Fund, at its expense, shall provide a reasonable number of copies of such SAI free of charge to ING for itself and for any owner of a Contract who requests such SAI.

(c) The Fund shall provide ING with information regarding the Fund's expenses, which information may include a table of fees and related narrative disclosure for use in any prospectus or other descriptive documents relating to a Contract. ING shall provide prior written notice of any proposed modification or such information, which notices will describe in detail the manner in which ING proposes to modify the information, and agrees that it may not modify such information in any way without the prior consent of the Fund.

(d) Upon request, the Fund will provide via Excel spreadsheet diskette format or in electronic transmission to ING at least quarterly portfolio information necessary to update Fund profiles within seven business days following the end of each quarter.

(f) ING shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund or the Underwriter in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus or SAI for the Fund shares, as such registration statement and prospectus or SAI may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or its designee or by the Underwriter, except with the written consent of the Fund or the Underwriter or the designee of either.

(g) ING shall:
(i) solicit voting instructions from Contract Owners
(ii) vote the Fund shares in accordance with instructions received from Contract Owners; and
(iii) vote Fund shares for which no instructions have been received in the same proportion as the Funds hares of such Portfolio for which instructions have been received,

so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for Contract Owners and participants or to the extent otherwise required by law. ING shall provide pass-through voting privileges on Fund shares held by unregistered separate accounts to all Contract Owners, to the extent permitted by law.

(h) ING will distribute to Contract owners and participants, as appropriate, all proxy material furnished by the Fund and will vote Fund shares in accordance with instructions received from such Contract owners and participants. If and to the extent required by law, ING, with respect to each group Contract and in each Account, shall vote Fund shares for which no instructions have been received in the same proportion as shares for which such instructions have been received. ING and its agents shall not oppose or interfere with the solicitation of proxies for Fund shares held for such Contract owners and participants.

(i) Participating Companies (defined in Section 10) shall be responsible for assuring that each of their separate accounts participating in a Portfolio calculates voting privileges as required by the Mixed and Shared Exemptive Order and consistent with any reasonable standards that the Fund may adopt and provide in writing.

(j) The Fund will provide ING with as much notice as is reasonably practicable of any proxy solicitation for any Portfolio, and of any material change in the Fund's registration statement, particularly any change resulting in a change to the registration statement or prospectus of any Account. The Fund will work with ING so as to enable ING to solicit proxies from Contract Owners, or to make changes in its prospectus or registration statement, in an orderly manner. The Fund will make reasonable efforts to attempt to have changes affecting Contract prospectuses become effective simultaneously with the annual updates for such prospectuses.

8. Advertising Materials

(a) Advertising and sales literature with respect to the Fund prepared by ING or its agents for use in marketing its Contracts will be submitted to the Fund or its designee for review, and the Underwriter and its Designee for review before such material is submitted to any regulatory body for review. The Fund or its designee, and the Underwriter and its designee, shall advise the submitting party in writing within five (5) Business Days of its approval or disapproval of such materials.

(b) Advertising and sales literature with respect to ING prepared by the Fund, the Underwriter or their agents for use in marketing the Fund will be submitted to ING or its designee for review before such material is submitted to any regulatory body for review. ING or its designee shall advise the submitting party in writing within five (5) Business Days of its approval or disapproval of such materials.

(c) For purposes of this Section, "advertising and sales literature" includes, but is not limited to, any of the following that refer to the Fund or any affiliate of the Fund: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or generally available to customers or the public, including brochures, circulars, reports, market letters, form letters, seminar texts, reprints or excepts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents, employees, and registration statements, prospectuses, SAIs, shareholder reports, proxy materials, and any other communications distributed or made generally available with regard to the Fund.

(d) The Fund will reimburse ING for any materially incorrect information provided to ING under this section to the extent that ING incurs costs for re-printing or re-distribution.

9. Indemnification.

(a) ING agrees to indemnify and hold harmless the Fund and the Underwriter, and its directors, officers, employees, agents and each person, if any, who controls the Fund or its Underwriter within the meaning of Section 15 of the Securities Act of 1933 (the "1933 Act") against any losses, claims, damages or liabilities to which the Fund or any such director, officer, employee, agent, or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, prospectus or sales literature of ING or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of or as a result of conduct, statements or representations (other than statements or representations contained in the prospectuses or sales literature of the Fund) of ING or its agents, with respect to the sale and distribution of Contracts for which Fund shares are the underlying investment. ING will reimburse any legal or other expenses reasonably incurred by the Fund or any such director, officer, employee, agent, investment adviser, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that ING will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or omission or alleged omission made in such Registration Statement or prospectus in conformity with written materials furnished to ING by the Fund specifically for use therein or (ii) the willful misfeasance, bad faith, or gross negligence by the Fund or Underwriter in the performance of its duties or the Fund's or Underwriter's reckless disregard of obligations or duties under this Agreement or to ING, whichever is applicable. This indemnity agreement will be in addition to any liability which ING may otherwise have.

(b) The Fund and the Underwriter agree to indemnify and hold harmless ING and its directors, officers, employees, agents and each person, if any, who controls ING within the meaning of Section 15 of the 1933 Act against any losses, claims, damages or liabilities to which ING or any such director, officer, employee, agent or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, prospectuses or sales literature of the Fund or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or material fact required to be stated therein or necessary to make the statements therein not misleading. The Fund will reimburse any legal or other expenses reasonably incurred by ING or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Fund will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such Registration Statement or prospectuses which are in conformity with written materials furnished to the Fund by ING specifically for use therein.

(c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 9. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 9 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

10. Potential Conflicts.

(a) ING has received a copy of an application for exemptive relief, as amended, filed by the Fund on and with the SEC and the order issued by the SEC dated February 9, 1998 (File No. 812-10822) in response thereto (the "Mixed and Shared Funding Exemptive Order"). ING has reviewed the conditions to the requested relief set forth in such application for exemptive relief. As set forth in such application, the Board of Directors of Fund (the "Board") will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the contractholders of all separate accounts ("Participating Companies") investing in the Fund. An irreconcilable material conflict may arise for a variety of reasons, including: (i) an action by any state insurance regulatory authority; (ii) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar actions by insurance, tax or securities regulatory authorities; (iii) an administrative or judicial decision in any relevant proceeding; (iv) the manner in which the investments of any portfolio are being managed; (v) a difference in voting instructions given by variable annuity contractholders and variable life insurance contractholders; or (vi) a decision by an insurer to disregard the voting instructions of contractholders. The Board shall promptly inform ING if it determines that an irreconcilable material conflict exists and the implications thereof.

(b) ING will report any potential or existing conflicts of which it is aware to the Board. ING will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by ING to inform the Board whenever contractholder voting instructions are disregarded.

(c) If a majority of the Board, or a majority of its disinterested Board members, determines that a material irreconcilable conflict exists with regard to contractholder investments in a Fund, the Board shall give prompt notice to all Participating Companies. If the Board determines that ING is responsible for causing or creating said conflict, ING shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the disinterested Board members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include but shall not be limited to:

(i) withdrawing the assets allocable to the Account from the Fund and reinvesting such assets in a different investment medium or submitting the question of whether such segregation should be implemented to a vote of all affected contractholders and as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Companies) that votes in favor of such segregation, or offering to the affected contractholders the option of making such a change; and/or

(ii) establishing a new registered management investment company or managed separate account.

(d) If a material irreconcilable conflict arises as a result of a decision by ING to disregard its contractholder voting instructions and said decision represents a minority position or would preclude a majority vote by all of its contractholders having an interest in the Fund, ING at its sole cost, may be required, at the Board's election, to withdraw an Account's investment in the Fund and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

(e) If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to ING conflicts with the majority of other state regulators, then ING will withdraw the affected Account's investment in the Fund and terminate this Agreement with respect to such Account after the Board informs ING in writing that it has determined that such decisions has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Board members. Until the date that the Agreement is terminated, the Fund shall continue to accept and implement orders by ING for the purchase (and redemption) of shares of the Fund.

(f) For the purpose of this Section 10, a majority of the disinterested Board members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to establish a new funding medium for any Contract. ING shall not be required by this Section 10 to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contract owners or participants materially adversely affected by the irreconcilable material conflict.

(g) If and to the extent the Mixed and Shared Funding Exemptive Order or any amendment thereto contains terms and conditions different from Sections 7(g), (h) and (i) and 10(a), (b), (c), (d) and (e) of this Agreement, then the Fund and/or the Participating Companies, as appropriate, shall take such steps as may be necessary to comply with the Mixed and Shared Funding Exemptive Order, and Sections 7(g), (h) and (i) and 10(a), (b), (c), (d) and (e) of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in the Mixed and Shared Funding Exemptive Order or any amendment thereto. If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Mixed and Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Mixed and Shared Funding Exemptive Order, then (a) the Fund and/or the Participating Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; and (b) Sections 7(g), (h) and (i) and 10(a), (b), (c), (d) and (e) of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

11. Regulatory Responses

Each party shall promptly provide to all other parties copies of responses to no-action requests, notices, orders and other rulings received by such party with respect to any filings covered by Section 7 of this Agreement.

12. Complaints and Proceedings

(a) The Fund and/or the Underwriter shall immediately notify ING of: (i) the issuance by any court or regulatory body of any stop order, cease and desist order, or other similar order (but not including an order of a regulatory body exempting or approving a proposed transaction or arrangement) with respect to the Fund's registration statement or the prospectus of any Portfolio; (ii) any request by the SEC for any amendment to the Fund's registration statement or the prospectus of any Portfolio; (iii) the initiation of any proceedings for that purpose or for any other purposes relating to the registration or offering of the Fund's shares; or (iv) any other action or circumstances that may prevent the lawful offer or sale of Fund shares in any state or jurisdiction, including, without limitation, any circumstance in which (A) such shares are not registered and, in all material respects, issued and sold in accordance with applicable state and federal law or (B) such law precludes the use of such shares as an underlying investment medium for the Contracts. The Fund will make every reasonable effort to prevent the issuance of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.

(b) ING shall immediately notify the Fund and the Underwriter of: (i) the issuance by any court or regulatory body of any stop order, cease and desist order, or other similar order (but not including an order of a regulatory body exempting or approving a proposed transaction or arrangement) with respect to the Contracts' registration statement or the Contracts' prospectus; (ii) any request by the SEC for any amendment to the Contracts' registration statement or prospectus; (iii) the initiation of any proceedings for that purpose or for any other purposes relating to the registration or offering of the Contracts; or (iv) any other action or circumstances that may prevent the lawful offer or sale of the Contracts or any class of Contracts in any state or jurisdiction, including, without limitation, any circumstance in which such Contracts are not registered, qualified and approved, and, in all material respects, issued and sold in accordance with applicable state and federal laws. ING will make every reasonable effort to prevent the issuance of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.

(c) Each party shall immediately notify the other parties when it receives notice, or otherwise becomes aware of, the commencement of any litigation or proceeding against such party or a person affiliated therewith in connection with the issuance or sale of Fund shares or the Contracts.

(d) ING shall provide to the Fund and the Underwriter any complaints it has received from Contract Owners pertaining to the Fund or a Portfolio, and the Fund and Underwriter shall each provide to ING any complaints it has received from Contract Owners relating to the Contracts.

13. Cooperation

Each party hereto shall cooperate with the other parties and all appropriate government authorities (including without limitation the SEC, the NASD and state securities and insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry by any such authority relating to this Agreement or the transactions contemplated hereby. However, such access shall not extend to attorney-client privileged information.

14. Customer Complaints

ING shall promptly address all customer complaints and resolve such complaints consistent with high ethical standards and principles of ethical conduct.

15. Miscellaneous.

(a) Amendment and Waiver. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

(b) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier or registered or certified mail, postage prepaid, return receipt requested, or recognized overnight courier service to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

To ING:

ING Life Insurance and Annuity Company 151 Farmington Avenue Hartford, Connecticut 06156 Attention: John Cecere, Counsel

ReliaStar Life Insurance Company 151 Farmington Avenue Hartford, Connecticut 06156 Attention: John Cecere, Counsel

To the Fund:

PIMCO Variable Insurance Trust 840 Newport Center Drive Newport Beach, CA 92660 Attn: Jeff Sargent, Senior Vice President

To the Underwriter:

PA Distributors LLC 2187 Atlantic Street Stamford, CT 06902 Attn: Newton B. Schott, Jr., Managing Director

Any notice, demand or other communication given in a manner prescribed in this subsection (b) shall be deemed to have been delivered on receipt.

(c) Successors and Assigns. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(d) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(e) Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(f) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreement and understandings relating to the subject matter hereof.

(g) Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Connecticut.

(h) It is understood by the parties that this Agreement is not an exclusive arrangement in any respect.

(i) The terms of this Agreement and the Schedules thereto will be held confidential by each party except to the extent that either party or its counsel may deem it necessary to disclose such terms.

16. Limitation on Liability of Trustees, etc.

This agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his or her capacity as an officer of the Fund. The obligations of this agreement shall be binding upon the assets and property of the Fund only and shall not be binding on any Trustee, officer or shareholder of the Fund individually.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers effective as of the 1st day of May, 2004.

ING LIFE INSURANCE AND ANNUITY COMPANY

By:	/s/ Laurie M. Tillinghast
Name:	Laurie M. Tillinghast
Title:	Vice President

RELIASTAR LIFE INSURANCE COMPANY

By:	/s/ Laurie M. Tillinghast
Name:	Laurie M. Tillinghast
Title:	Vice President

PIMCO VARIABLE INSURANCE TRUST

By:	/s/ Jeff M. Sargent
Name:	Jeff M. Sargent
Title:	Executive Vice President

PA DISTRIBUTORS LLC

By:	/s/ Newton B. Schott, Jr.
Name:	Newton B. Schott, Jr.
Title:	Managing Director

Schedule A

(For any future separate accounts - See Section 1(a)

Separate Account	Date Established
ING Life Insurance and Annuity Company
Variable Annuity Account B	October 18, 1976
Variable Annuity Account C	October 18, 1976
Variable Annuity Account D	November 27, 1974
Variable Annuity Account F	May 1, 1995
Variable Life Account B	June 18, 1986
Variable Life Account C	December 1, 1999

ReliaStar Life Insurance Company
Separate Account N	October 1, 2002

Schedule B

PIMCO Variable Insurance Trust Administrative Class Portfolios

All Asset Portfolio
CommodityRealReturn Strategy Portfolio
Emerging Markets Bond Portfolio
Foreign Bond Portfolio (U.S. Dollar-Hedged)
Global Bond Portfolio (Unhedged)
High Yield Portfolio
Long-Term U.S. Government Portfolio
Low Duration Portfolio
Money Market Portfolio
Real Return Portfolio
Short-Term Portfolio
StocksPLUS Growth and Income Portfolio
StocksPLUS Total Return Portfolio
Total Return Portfolio
Total Return Portfolio II

Schedule C

The following costs, expenses and reimbursements will be paid by the party indicated:

1. For purposes of Sections 2 and 7, the Fund or the Underwriter shall be liable to ING for any amount ING is required to pay to Contract owners or participants due to (i) a materially incorrect calculation of a Fund's daily net asset value, dividend rate, or capital gain distribution rate or (ii) materially incorrect or late reporting of the daily net asset value, capital gain distribution rate of a Fund, upon written notification by ING, with supporting data, to the Fund. In addition, the Fund or the Underwriter shall be liable to ING for reasonable systems and out of pocket costs incurred by ING in making a Contract owner's or a participant's account whole, if such costs or expenses are a result of the Fund's failure to provide timely or correct net asset values, dividend and capital gains or financial information. If a mistake is caused in supplying such information or confirmations, which results in a reconciliation with incorrect information, the amount required to make a Contract owner's or a Participant's account whole shall be borne by the party providing the incorrect information, regardless of when the error is corrected.

2. For purposes of Section 3, the Fund or the Underwriter shall pay for the cost of typesetting and printing periodic fund reports to shareholders, prospectuses, prospectus supplements, statements of additional information and other materials that are required by law to be sent to Contract owners or participants. ING shall pay for the cost of prospectuses and statements of additional information and the distribution thereof for prospective Contract owners or participants. Each party shall be provided with such supporting data as may reasonably be requested for determining expenses under Section 3.

3. The Fund shall pay all expenses in connection with the provision to ING of a sufficient quantity of its proxy material under Section 3. The cost associated with proxy preparation, group authorization letters, programming for tabulation and necessary materials (including postage) will be paid by the Fund.

EXHIBIT I
To
PARTICIPATION AGREEMENT

Procedures for Pricing and Order/Settlement Through National Securities Clearing Corporation's Mutual Fund Profile System and Mutual Fund Settlement, Entry and Registration Verification System

  As provided in Section 2(e) of the Fund Participation Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National Securities Clearing Corporation ("NSCC") and its subsidiary systems as follows:

  Distributor or the Funds will furnish to ING or its affiliate through NSCC's Mutual Fund Profile System ("MFPS") (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund's ex-date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. All such information shall be furnished to ING or its affiliate by 6:30 p.m. Eastern Time on each business day that the Fund is open for business (each a "Business Day") or at such other time as that information becomes available. Changes in pricing information will be communicated to both NSCC and ING.

  Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund's net asset value is calculated as specified in such Fund's prospectus ("Close of Trading") on each Business Day ("Instructions"), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, ING or its affiliate will calculate the net purchase or redemption order for each Fund. Orders for net purchases or net redemptions derived from Instructions received by ING or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC's Mutual Fund Settlement, Entry and Registration Verification System ("Fund/SERV") by 5:00 a.m. Eastern Time on the next Business Day. Subject to ING's or its affiliate's compliance with the foregoing, ING or its affiliate will be considered the agent of the Distributor and the Funds, and the Business Day on which Instructions are received by ING or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions. Instructions received in proper form by ING or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund's then current prospectuses.

  (c) ING or its affiliate will wire payment for net purchase orders by the Fund's NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by ING or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

  (d) NSCC will wire payment for net redemption orders by Fund, in immediately available funds, to an NSCC settling bank account designated by ING or its affiliate, by 5:00 p.m. Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund's prospectus and statement of additional information.

  (e) With respect to (c) or (d) above, if Distributor does not send a confirmation of ING's or its affiliate's purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day's payment cycle, payment for such purchases or redemptions will be made the following Business Day.

  (f) If on any day ING or its affiliate, or Distributor is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Distributor or ING or its affiliate, as applicable, as is otherwise provided in the Agreement.

  (g) These procedures are subject to any additional terms in each Fund's prospectus and the requirements of applicable law. The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

  2. ING or its affiliate, Distributor and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking Matrix Level utilized.

  3. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Exhibit.